Exhibit 23.1


McGladrey & Pullen, LLP
Certified Public Accountants





Consent of Independent Registered Public Accounting Firm



We consent to the incorporation by reference in the Registration Statement (No. 333-50890) on Form S-8 of Main Street Trust, Inc. of our reports, dated March 7, 2006 relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Main Street Trust, Inc. for the year ended December 31, 2005.


/s/ McGladrey & Pullen, LLP


Champaign, Illinois
March 15, 2006



McGladrey & Pullen, LLP is a member firm of RSM International - an affiliation of separate and independent legal entities.